                                                                    EXHIBIT 99.2

[STEMCELLS, INC. LETTERHEAD]



                                                                  March 17, 2001



NeuroSpheres Ltd.
C/o University Technologies International Inc.
Suite 130, 3553 - 31 St. N.W.
Calgary Technology Centre
Calgary, Alberta T2L 2K7 Canada

         Attention:   Oleh S. Hnatiuk
                      Personal and Confidential
         Re:          Generation of Hematopoietic Cells from Multipotent Neural
                      Stem Cells

Dear Oleh:

As you know, NeuroSpheres Ltd. and StemCells, Inc. have had a dispute regarding whether or not the above named inventions were included in the 1997 License Agreement. By entering the new License Agreement dated October 30, 2000 (2000 License Agreement), the Parties seek to avoid the need to resolve that dispute. It is my belief, and StemCells' intention, that the 2000 License Agreement will not be terminated before its expiration, so we have every hope that there will never be a need to address the dispute. As we have discussed, this letter is to make sure we are in agreement about the effect of the 2000 License Agreement on the issue:

     1. We agree so long as the 2000 License Agreement is in effect, StemCells, Inc. will have licensed rights from NeuroSpheres Ltd. for use of the above named inventions without regard to whether those licensed rights arise under the 2000 License Agreement or the 1997 License Agreement.

     2. We agree that so long as the 2000 License Agreement is in effect, StemCells, Inc. will make all payments (milestone, royalty, sublicense, other) that may be applicable to the above named inventions under the terms of the 2000 License Agreement.

     3. We agree that in the event of a termination of the 2000 License Agreement then their dispute, mentioned above, shall be considered an open issue, that the parties may need to seek to resolve it, and that neither the entering nor the terms of the 2000 License Agreement shall constitute evidence for either party on the merits of the dispute.

I trust this accurately states our understanding, and ask that you confirm below if it does. With best personal regards, I remain

Sincerely,



Iris Brest
General Counsel


Numbered paragraphs 1, 2 and 3 above correctly state the understanding and agreement of NeuroSpheres, Ltd., concerning the effect of the 2000 License Agreement on its dispute with StemCells, Inc. regarding "Generation of Hematopoietic Cells from Multipotent Neural Stem Cells."

NeuroSpheres Ltd.



- ---------------------------------                    -------------------------
by:  Oleh S. Hnatiuk                                 date